                               PITNEY BOWES INC.                  EXHIBIT (ii)
                                                                  ------------

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

(Dollars in thousands)

                                                     Years Ended December 31,
                               ---------------------------------------------------------------------
                                       1997         1996        1995        1994       1993(2)
                                    ----------    --------    --------    --------    ---------
Income from continuing
 operations before
 income taxes.....................  $  803,098    $684,383    $618,931    $566,507    $498,860

 Add:
 Interest expense.................     209,194     203,877     226,110     194,115     189,292
 Portion of rents
  representative of
  the interest factor.............      39,404      40,538      42,064      42,339      33,842
 Amortization of
  capitalized interest............         973         914         914         914         914
 Minority interest in
  the income of
  subsidiary with
  fixed charges...................      11,322       8,121       5,013           -           -
                                    ----------    --------    --------    --------    --------

Income as adjusted................  $1,063,991    $937,833    $893,032    $803,875    $722,908
                                    ==========    ========    ========    ========    ========
Fixed charges:
  Interest expense................  $  209,194    $203,877    $226,110    $194,115    $189,292
 Capitalized interest.............           -       1,201       2,178         733           -
 Portion of rents
  representative of
  the interest factor.............      39,404      40,538      42,064      42,339      33,842
 Minority interest,
  excluding taxes, in
  the income of
  subsidiary with
  fixed charges...................      17,285      11,838       7,607           -           -
                                    ----------    --------    --------    --------    --------

                                    $  265,883    $257,454    $277,959    $237,187    $223,134
                                    ==========    ========    ========    ========    ========

Ratio of earnings to
 fixed charges....................        4.00        3.64        3.21        3.39        3.24
                                    ==========    ========    ========    ========    ========

Ratio of earnings to
 fixed charges
 excluding minority
 interest.........................        4.23        3.79        3.28        3.39        3.24
                                    ==========    ========    ========    ========    ========

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2)  Reclassified to reflect discontinued operations.